EXHIBIT 99.1
                                                      ------------

ABINGTON BANCORP, INC.


                                NEWS RELEASE
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                            FOR IMMEDIATE RELEASE


For:  Abington Bancorp, Inc.              Contact:  James K. Hunt
      97 Libbey  Parkway                            Chief Financial Officer
      Weymouth Woods Corporate Offices              & Treasurer
      P.O. Box 890237                               (781) 682-6903
      Weymouth, MA  02189-0237
      www.AbingtonSavings.com


               ABINGTON BANCORP FILES 2002 FORM 10-K INCLUDING
                     RESTATED 2001 FINANCIAL STATEMENTS

ABINGTON, MA, May 15, 2003 --- Abington Bancorp (NASDAQ:ABBKE) announced today that it had filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2002, which includes restated and re-audited financial statements for the year ended December 31, 2001.

On April 9, 2003, the Company stated that it would be necessary to revise its previously announced financial results for 2002 and to restate the Company's financial statements for the year ended December 31, 2001 to correct certain accounting errors related to the acceleration of prepayments on mortgage-backed securities, errors in recording prepayments received on certain investment securities and certain adjustments related to accruals for income and expense.

As a result of these changes, the Company's revised net income for the year 2002 was $6.17 million, or $1.76 per diluted share, compared with the $7.26 million, or $2.07 per diluted share, as originally reported. For 2001, the restated net income was $2.03 million, or $0.63 per diluted share, compared with the previously reported net income of $3.08 million, or $0.95 per
diluted share.   The Company previously estimated a negative impact of no
greater than $0.45 per diluted share to 2002 earnings, and no more than $0.25 per diluted share for 2001. The actual adjustments were $0.31 and $0.32 per diluted share for the years ended December 31, 2002 and 2001, respectively.


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The Company expects to file its Form 10-Q for the quarter ended March 31,
2003 today, and will also issue a press release later today detailing its results for that period. The Company plans to hold a conference call with the investment community to discuss the 2001 and 2002 financial information, as well as its results for the first quarter of 2003, in the near future, and will announce the details of this call when the first quarter results are issued.

About Abington Bancorp
----------------------
Abington Bancorp, Inc. is a one-bank holding company for Abington Savings Bank. Abington Savings Bank is a Massachusetts-chartered savings bank with offices in Abington, Boston (Dorchester), Brockton, Canton, Cohasset, Halifax, Hanover, Hanson, Holbrook, Hull, Kingston, Milton, Pembroke, Quincy, Randolph, Weymouth and Whitman. Its deposits are insured by the Federal Deposit Insurance Corporation and Depositors Insurance Fund.

                                   #  #  #

Certain statements herein constitute "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated, including changing regional and national economic conditions, changes in the real estate market, changes in levels of market interest rates, credit risks on lending activities, and competitive and regulatory factors. All forward-looking statements are necessarily speculative and undue reliance should not be placed on any such statements, which are accurate only as of the date made. The Company disclaims any duty to update such forward-looking statements.


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